Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Bunge Reports Second Quarter Results

White Plains, NY — July 29, 2010 — Bunge Limited (NYSE:BG)

•                  Closed on sale of fertilizer nutrients assets

•                  Portion of sale proceeds used to reduce debt and initiate share repurchase program

•                  Agribusiness results impacted by lower volumes and margins in oilseeds

•                  Expect significantly improved performance in the second half of the year

•                  Financial Highlights

(In millions, except per share data and percentages)

Quarter Ended	Six Months Ended
6/30/10	6/30/09	% Change	6/30/10	6/30/09	% Change
Volumes (metric tons)	36,551	38,505	(5)%	68,474	70,756	(3)%
Net sales	$10,974	$10,994	—%	21,319	$20,192	6%
Total segment EBIT (1),(2)	$2,389	$419	470%	$2,507	$216	1,061%
Agribusiness	$28	$435	(94)%	$150	$463	(68)%
Sugar & Bioenergy	$4	$13	(69)%	$9	$3	200%
Fertilizer	$2,369	$(53)	n/	m	$2,329	$(315)	n/	m
Edible Oil Products	$(13)	$10	n/	m	$5	$32	(84)%
Milling Products	$1	$14	(93)%	$14	$33	(58)%

Net income attributable to Bunge (2)	$1,778	$313	468%	$1,841	118	1,460%
Earnings per common share-diluted (2),(3)	$11.15	$2.28	389%	$11.67	$0.64	1,723%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income attributable to Bunge, is included in the tables attached to this press release.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  See Note 3 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•                  Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “The second quarter was disappointing, due primarily to low volumes and margins in agribusiness.

“We expect significant improvement in the second half of the year.  In agribusiness, demand should be stronger and Northern Hemisphere harvests will contribute to new market conditions.  Sugar and ethanol production will peak as the harvest progresses and sugar content yields improve, and fertilizer will enter its seasonally strong period in the Southern Hemisphere.

“In May, we completed the sale of our fertilizer nutrients assets.  This sale, combined with the acquisition of Moema, has changed Bunge’s Brazilian portfolio significantly.  We believe it has improved our growth potential and created the opportunity for more synergies among our operations.  We have embarked on a restructuring and consolidation effort to reflect this new portfolio and to reduce costs in the face of Brazil’s continued currency strength and rising labor costs.  We anticipate annual cost savings from these actions of approximately $120 million beginning in 2011.

“To date, we have retired approximately $1.5 billion of debt with a portion of the proceeds from our nutrients assets sale, and have returned over $200 million to Bunge’s shareholders through the share buyback program announced in June.  Our balance sheet is strong, providing us with ample financial flexibility to pursue compelling investment opportunities in our core and adjacent businesses.”

•                  Second Quarter Results

Agribusiness

Results in oilseed processing, grain origination and distribution in all regions were lower than those of an exceptionally strong period last year.  Slow farmer selling, combined with stronger than expected soybean export demand from China and excess capacity in some regions, created a tight supply situation that pressured margins in South America and the U.S.  Our commercial and risk management strategies, especially in oilseeds, had anticipated more balanced supply and demand in the quarter, considering the record soybean crops in South America.  Slow farmer selling also impacted European softseed processing results and our grain origination and distribution businesses in most regions.  Second quarter results included $4 million of restructuring charges relating to the consolidation of our Brazilian operations.

Sugar & Bioenergy

Sugar and bioenergy results were in line with expectations.  Higher results in sugarcane milling due to the addition of the Moema mills and positive trading results were offset by start up costs associated with the expansion and construction of mills.  The second quarter is typically the weakest period for this segment, as it marks the beginning of the sugarcane harvest in the Central-South of Brazil when the sugar content of the cane is at its lowest level.  Consequently, our mills produced less sugar and ethanol per unit of cane milled than they will in the second half of the year when the yield increases.  Higher

SG&A reflects the addition of Moema and $3 million of restructuring charges related to the consolidation of our Brazilian operations.

Fertilizer

Higher fertilizer results were due to the gain on the sale of our Brazilian fertilizer nutrients assets, which was completed during the quarter.  Performance in our Brazilian retail business, however, was weaker than expected due to the combination of aggressive competitor pricing, which pressured margins, and disruptions resulting from the separation of our nutrients business from retail, which resulted in higher operating costs and lost sales opportunities.  As a result of the sale of nutrients, we are restructuring this business so it is more focused, with a leaner cost structure, a different commercial approach and stronger connections to agribusiness.  Noncontrolling interest increased in the quarter due to higher results at Fosfertil.  The second quarter included a charge of $37 million recorded in cost of goods sold related to an inventory valuation adjustment as a consequence of the nutrients assets sale.   The second quarter of 2009 included the reversal of a $32 million provision recorded in SG&A related to transactional taxes in Brazil as a result of new legislation.

Edible Oil Products

Results in the quarter were adversely impacted by $2 million of restructuring charges mostly related to the consolidation of our Brazilian operations, $21 million of provisions in SG&A related to an expiring tax credit and customer promotional allowances in our Brazilian business and a $2 million decrease as a result of the sale of our joint venture interest in Saipol in the fourth quarter of last year.  On a comparable basis, performance this quarter improved due to higher results in our margarine businesses in Brazil and Europe.

Milling Products

Higher corn milling results were more than offset by lower wheat milling margins due to increased local competition as a result of a large Brazilian wheat crop.  Second quarter results included $3 million of restructuring charges recorded in SG&A related to the consolidation of our Brazil operations.  The second quarter also included $5 million of provisions recorded in SG&A primarily related to customer promotional allowances in wheat milling.

Financial Costs

Interest expense increased in the quarter primarily due to higher average borrowing costs, including costs on debt assumed in the Moema acquisition.  Substantially all of the Moema debt has been repaid or refinanced at lower interest rates.  Based on estimated average borrowing levels and rates, we expect lower interest expense in the third and fourth quarters.

Income Taxes

The effective tax rate for the six months ended June 30, 2010 was 23% compared to 25% for the same period last year, and reflects the impact of the sale of our fertilizer nutrients assets in the period.

Cash Flow

Cash flows from investing activities included $3.9 billion of gross proceeds from the sale of our fertilizer nutrients assets.  Cash used by operations in the six months ended June 30, 2010 was $159 million.  The negative cash flow from operations in 2010 is primarily due to payments of withholding taxes and transaction closing costs totaling $417 million related to the sale of the fertilizer nutrients assets.  Cash used by operations in the same period last year was $1,754 million.

•                  Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Looking forward, U.S. crops are progressing well with a potential for record production of corn and soybeans, which would provide our grain operations ample supplies to originate, store and transport.  The global crushing environment is more challenging than expected; however, farmer selling has normalized, and better meat industry economics and oil demand from the edible oil and biodiesel channels should provide support for improved conditions later in the year.  Fertilizer results should improve as the pace of farmer purchases picks up closer to planting.  Sugar & bioenergy results should benefit from the increase in sugar content yields which is expected to occur in the second half of the year.  In food & ingredients, our expectations for edible oils remain the same, but we expect competitive conditions to continue to pressure our wheat milling margins.

“Given this outlook, and our much weaker than expected second quarter performance, we are reducing our 2010 full-year earnings guidance to $3.25 to $3.50 per share.  This guidance excludes $1,848 million of notable items recorded in the first half of the year. It also assumes an effective tax rate of 20% to 24% and is based on 157 million shares outstanding on a fully diluted basis, which reflects shares repurchased to date through our recently announced share buyback program and assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 29, 2010 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted in the “Investor Information” section of www.bunge.com.

To listen to the call, please dial (888) 857-6929.  If you are located outside the United States or Canada, dial (719) 457-2705.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 6904103.  The call will also be webcast live at www.bunge.com.

To access the webcast, select the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Select “Q2 2010 Bunge Limited Conference Call” and follow the prompts.  Please go to the Web site at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on July 29, 2010, continuing through August 28, 2010.  To listen to it, please dial (888) 203-1112 or, if located outside the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 6904103.  A replay will also be available on the company’s Web site.  To access it, select the “Investor Information” link on the Bunge homepage, then select “Audio Archives” and follow the prompts.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America.  Founded in 1818, the company is headquartered in White Plains, New York.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

###

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and six months ended June 30, 2010 and 2009.

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Quarter Ended June 30:	2010	2009	2010	2009	2010	2009	2010	2009
Gain on sale of fertilizer nutrients assets (1)	$2,440	$—	$2,440	$—	$1,901	$—	$11.92	$—
Inventory valuation adjustment (2)	(37)	—	(37)	—	(24)	—	(0.15)	—
Restructuring charges (3)	(12)	—	(12)	—	(8)	—	(0.05)	—
Transactional tax credit (5)	—	32	—	32	—	21	—	0.15
Total	$2,391	$32	$2,391	$32	$1,869	$21	$11.72	$0.15

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Six Months Ended June 30:	2010	2009	2010	2009	2010	2009	2010	2009
Gain on sale of fertilizer nutrients assets (1)	$2,440	$—	$2,440	$—	$1,901	$—	$12.05	$—
Inventory valuation adjustment (2)	(37)	—	(37)	—	(24)	—	(0.15)	—
Impairment and restructuring charges (3)	(34)	—	(34)	—	(22)	—	(0.14)	—
Acquisition related expenses (4)	(11)	—	(11)	—	(7)	—	(0.04)	—
Transactional tax credit (5)	—	32	—	32	—	21	—	0.17
Total	$2,358	$32	$2,358	$32	$1,848	$21	$11.72	$0.17

(1)   In January 2010, Bunge and two of its wholly owned subsidiaries entered into a definitive agreement (the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), and an affiliate of Vale, pursuant to which Vale would acquire Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil).  The transaction closed on May 27, 2010 for cash proceeds of $3.9 billion and Bunge recognized a gain of $2.4 billion ($1.9 billion net of tax) in its fertilizer segment. Included in the calculation of the gain is $152 million of transactions costs incurred in connection with the divestiture. Total income tax associated with the transaction was $539 million, of which $275 million was paid during the quarter ended June 30, 2010, $5 million is expected to be paid in the third quarter of 2010 and approximately $259 million is expected to be offset by deferred tax assets and other tax credits and therefore is not expected to result in cash tax payments. Approximately $56 million related to the post-closing working capital adjustment is expected to be received in the third quarter of 2010.  Approximately $142 million of transaction costs and $275 million of withholding taxes are included as a component of cash used for operating activities in Bunge’s condensed consolidated statements of cash flows.  Gross proceeds of $3.9 billion are included as a component of cash provided by investing activities in Bunge’s condensed consolidated statements of cash flows.

(2)   In the second quarter of 2010, Bunge recorded a pretax charge of $37 million in cost of goods sold in its condensed consolidated statement of income, related to an inventory valuation adjustment due to changes in its fertilizer segment.

(3)   In the second quarter of 2010, Bunge recorded pretax restructuring charges of $12 million related to our Brazilian operations, of which $4 million was in the agribusiness segment, $3 million in the sugar and bioenergy segment, $2 million in the edible oil products segment and $3 million in the milling products segment, in selling, general and administrative expenses in its condensed consolidated statement of income.  Pre-tax restructuring and related charges recorded in cost of goods sold in the quarter ended March 31, 2010 consisted primarily of termination benefit costs in the U.S. and Brazil, of which $5 million were in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment.

Pre-tax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment, which related to the closure of an older, less efficient oilseed processing facility in the U.S. and $2 million in the milling products segment, which related to the closure of a co-located corn oil extraction line.

(4)   In the quarter ended March 31, 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil.  In connection with these transactions, Bunge recorded in selling, general and administrative expenses pretax acquisition-related expenses of $11 million.

(5)   In the second quarter of 2009, Bunge reversed a $32 million provision recorded in selling, general and administrative expenses, related to transactional taxes in its fertilizer segment, which resulted from new Brazilian legislation.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2010	2009	Change	2010	2009	Change

Net sales	$10,974	$10,994	—%	$21,319	$20,192	6%
Cost of goods sold	(10,549)	(10,582)	—%	(20,349)	(19,645)	4%

Gross profit	425	412	3%	970	547	77%
Selling, general and administrative expenses	(415)	(309)	34%	(762)	(603)	26%
Gain on sale of fertilizer nutrients assets (Note 1)	2,440	—	100%	2,440	—	100%
Interest income	23	40	(43)%	42	76	(45)%
Interest expense (Note 2)	(101)	(66)	53%	(179)	(133)	35%
Foreign exchange gain	(49)	320		(99)	301
Other income (expense)-net	(3)	(1)		(3)	(8)

Income from operations before income tax	2,320	396	486%	2,409	180	1,238%
Income tax expense	(542)	(79)	586%	(551)	(45)	1,124%

Income from operations after income tax	1,778	317	461%	1,858	135	1,276%
Equity in earnings of affiliates	9	5	80%	9	11	(18)%

Net income	1,787	322	455%	1,867	146	1179%
Net income attributable to noncontrolling interest	(9)	(9)	—%	(26)	(28)	(7)%

Net income attributable to Bunge	1,778	313	468%	1,841	118	1,460%
Convertible preference share dividends	(20)	(20)		(39)	(39)
Net income available to Bunge common shareholders	$1,758	$293	500%	$1,802	$79	2,181%

Earnings per common share — diluted (Note 3):
Earnings to Bunge common shareholders	$11.15	$2.28	389%	$11.67	$0.64	1,723%

Weighted—average common shares outstanding-diluted (Note 3)	159,448,713	137,576,049		157,710,543	122,919,727

Note 1:  See the Additional Financial Information section.

Note 2:          Includes interest expense on readily marketable inventories of $20 million and $21 million for the quarter ended June 30, 2010 and 2009, respectively, and $33 million and $28 million for the six months ended June 30, 2010 and 2009, respectively.

Note 3:          Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2010 excludes the dilutive effect of approximately 3 million outstanding stock options and contingently issuable restricted stock units because the effect of the conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2010 includes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the quarter ended June 30, 2009 includes the dilutive effect of 14.6 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive. There were no weighted average common shares of outstanding stock-based payment awards that would be issuable upon conversion of the convertible preference shares, included in the earnings per common share-diluted calculation for the six months ended June 30, 2009 because they would not have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2010	2009	Change	2010	2009	Change
Volumes (in thousands of metric tons):
Agribusiness	29,197	32,024	(9)%	54,335	58,221	(7)%
Sugar & Bioenergy	2,788	1,573	77%	4,551	3,009	51%
Fertilizer	1,965	2,426	(19)%	4,264	4,487	(5)%
Edible oil products	1,493	1,382	8%	2,932	2,776	6%
Milling products	1,108	1,100	1%	2,392	2,263	6%
Total	36,551	38,505	(5)%	68,474	70,756	(3)%

Net sales:
Agribusiness	$7,406	$7,902	(6)%	$14,051	$14,144	(1)%
Sugar & Bioenergy	963	402	140%	1,988	793	151%
Fertilizer	641	841	(24)%	1,340	1,540	(13)%
Edible oil products	1,578	1,472	7%	3,151	2,962	6%
Milling products	386	377	2%	789	753	5%
Total	$10,974	$10,994	—%	$21,319	$20,192	6%

Gross profit:
Agribusiness	$270	$488	(45)%	$599	$700	(14)%
Sugar & Bioenergy	46	17	171%	68	18	278%
Fertilizer	(11)	(212)	95%	50	(405)	112%
Edible oil products	86	83	4%	185	162	14%
Milling products	34	36	(6)%	68	72	(6)%
Total	$425	$412	3%	$970	$547	77%

Selling, general and administrative expenses:
Agribusiness	$(200)	$(190)	5%	$(368)	$(340)	8%
Sugar & Bioenergy	(36)	(7)	414%	(65)	(14)	364%
Fertilizer	(49)	(18)	172%	(101)	(75)	35%
Edible oil products	(97)	(71)	37%	(173)	(133)	30%
Milling products	(33)	(23)	43%	(55)	(41)	34%
Total	$(415)	$(309)	34%	$(762)	$(603)	26%

Gain on sale of fertilizer nutrients assets	$2,440	$—	100%	$2,440	$—	100%

Foreign exchange gain (loss):
Agribusiness	$(36)	$138		$(77)	$117
Sugar & Bioenergy	(2)	—		7	1
Fertilizer	(9)	183		(25)	186
Edible oil products	(2)	(1)		(4)	(3)
Milling products	—	—		—	—
Total	$(49)	$320		$(99)	$301

Equity in earnings of affiliates:
Agribusiness	$3	$3	—%	$7	$2	250%
Sugar & Bioenergy	(3)	(2)	(50)%	(2)	(8)	75%
Fertilizer	8	1	700%	3	1	200%
Edible oil products	—	2	(100)%	—	14	(100)%
Milling products	1	1	—%	1	2	(50)%
Total	$9	$5	80%	$9	$11	(18)%

Quarter Ended June 30,	Percent	Six Months Ended June 30,	Percent
2010	2009	Change	2010	2009	Change
Noncontrolling interest:
Agribusiness	$(13)	$(6)	$(15)	$(14)
Sugar & Bioenergy	4	3	6	4
Fertilizer	(8)	(5)	(35)	(18)
Edible oil products	(1)	—	(4)	(4)
Milling products	—	—	—	—
Total	$(18)	$(8)	$(48)	$(32)

Other income/(expense):
Agribusiness	$4	$2	$4	$(2)
Sugar & Bioenergy	(5)	2	(5)	2
Fertilizer	(2)	(2)	(3)	(4)
Edible oil products	1	(3)	1	(4)
Milling products	(1)	—	—	—
Total	$(3)	$(1)	$(3)	$(8)

Segment earnings before interest and tax:
Agribusiness	$28	$435	(94)%	$150	$463	(68)%
Sugar & Bioenergy	4	13	(69)%	9	3	200%
Fertilizer	2,369	(53)	n/	m	2,329	(315)	n/	m
Edible oil products	(13)	10	n/	m	5	32	(84)%
Milling products	1	14	(93)%	14	33	(58)%
Total (Note 1)	$2,389	$419	470%	$2,507	$216	1061%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$2,389	$419	$2,507	$216
Interest income	23	40	42	76
Interest expense	(101)	(66)	(179)	(133)
Income tax expense	(542)	(79)	(551)	(45)
Noncontrolling interest share of interest and tax	9	(1)	22	4
Net income attributable to Bunge	$1,778	$313	$1,841	$118

Depreciation, depletion and amortization:
Agribusiness	$(45)	$(46)	(2)%	$(91)	$(86)	6%
Sugar & Bioenergy	(32)	(3)	967%	(46)	(5)	820%
Fertilizer	(9)	(34)	(74)%	(24)	(66)	(64)%
Edible oil products	(20)	(17)	18%	(40)	(34)	18%
Milling products	(7)	(5)	40%	(14)	(9)	56%
Total	$(113)	$(105)	8%	$(215)	$(200)	8%

Note 1:          Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 30,	December 31,	June 30,
	2010	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,771	$553	$489
Trade accounts receivable	2,489	2,363	2,098
Inventories (1)	4,571	4,862	6,690
Deferred income taxes	145	506	321
Other current assets (2)	2,980	3,499	3,728
Total current assets	12,956	11,783	13,326
Property, plant and equipment, net	4,651	5,347	4,584
Goodwill	960	427	376
Other intangible assets, net	191	170	114
Investments in affiliates	584	622	781
Deferred income taxes	966	979	978
Other non-current assets	1,786	1,958	1,649
Total assets	$22,094	$21,286	$21,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$172	$166	$1,035
Current portion of long-term debt	271	31	294
Trade accounts payable	3,278	3,275	3,361
Deferred income taxes	68	100	104
Other current liabilities	2,345	2,635	3,096
Total current liabilities	6,134	6,207	7,890
Long-term debt	3,401	3,618	3,921
Deferred income taxes	115	183	145
Other non-current liabilities	757	913	942

Total Bunge shareholders’ equity	11,408	9,494	8,111
Noncontrolling interest	279	871	799
Total equity	11,687	10,365	8,910
Total liabilities and shareholders’ equity	$22,094	$21,286	$21,808

Note 1:          Includes readily marketable inventories at fair value of $3,205 million, $3,380 million and $4,344 million at June 30, 2010, December 31, 2009 and June 30, 2009 respectively.

Note 2:          Includes marketable securities of $74 million, $15 million and $20 million at June 30, 2010, December 31, 2009 and June 30, 2009, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$1,867	$146
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange loss (gain) on debt	225	(359)
Gain on sale of fertilizer nutrients assets	(2,440)	—
Impairment of assets	12	—
Bad debt expense	16	23
Depreciation, depletion and amortization	215	200
Stock-based compensation expense	34	16
Recoverable taxes provision	1	37
Deferred income taxes	202	(104)
Equity in earnings of affiliates	(9)	(11)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(645)	361
Inventories	(80)	(528)
Prepaid commodity purchase contracts	(126)	(211)
Secured advances to suppliers	67	257
Trade accounts payable	522	(1,111)
Advances on sales	20	21
Unrealized net gain/loss on derivative contracts	15	213
Margin deposits	153	(279)
Accrued liabilities	179	(69)
Other—net	(387)	(356)
Cash used for operating activities	(159)	(1,754)
INVESTING ACTIVITIES
Payments made for capital expenditures	(547)	(346)
Acquisitions of businesses (net of cash acquired)	(133)	(19)
Proceeds from sale of fertilizer nutrients assets	3,886	—
Cash disposed in sale of fertilizer nutrients assets	(106)	—
Proceeds from investments	28	60
Proceeds from disposal of property, plant and equipment	3	5
Related party loans	(7)	(19)
Investments in affiliates	(2)	—
Change in restricted cash	—	(28)
Cash provided by (used for) investing activities	3,122	(347)
FINANCING ACTIVITIES
Net repayments in short-term debt with maturities of 90 days or less	219	364
Proceeds from short-term debt with maturities greater than 90 days	267	784
Repayments of short-term debt with maturities greater than 90 days	(852)	(625)
Proceeds from long-term debt	132	2,857
Repayment of long-term debt	(306)	(1,754)
Proceeds from sale of common shares	2	1
Repurchase of common shares	(86)	—
Dividends paid to preference shareholders	(39)	(39)
Dividends paid to common shareholders	(60)	(46)
Dividends paid to noncontrolling interest	—	(8)
Other	22	(3)
Cash (used for) provided by financing activities	(701)	1,531
Effect of exchange rate changes on cash and cash equivalents	(44)	55
Net increase (decrease) in cash and cash equivalents	2,218	(515)
Cash and cash equivalents, beginning of period	553	1,004
Cash and cash equivalents, end of period	$2,771	$489

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax (“EBIT”), which is “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled this non-GAAP financial measure to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2010	2009	2010	2009
Total segment EBIT	$2,389	$419	$2,507	$216
Interest income	23	40	42	76
Interest expense	(101)	(66)	(179)	(133)
Income tax expense	(542)	(79)	(551)	(45)
Noncontrolling interest share of interest and tax	9	(1)	22	4
Net income attributable to Bunge	$1,778	$313	$1,841	$118